Consent Of Geological Consultant

I hereby consent to the inclusion and reference of my report dated October 2006 entitled "Geological Report for the Kate Property” in the Registration Statement on Form SB-2 filed by Edgemont Mining Inc. with the United States Securities and Exchange Commission.  I confirm that I have reviewed Edgemont Mining Inc.’s summary of my geological report in its registration statement and concur with its contents.  I also consent to the inclusion of my name as an expert in Edgemont Mining Inc.’s registration statement and the filing of this consent as an exhibit to its registration statement.

September 11, 2007

/s/ Robert Weicker

Robert Weicker

Professional Geologist